Exhibit 21


                         LOCKHART CARIBBEAN CORPORATION
                         Subsidiaries of the Registrant

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                                     Jurisdiction of
Subsidiary                            Incorporation             Doing Business As
- ----------                            -------------             -----------------
H.E. Lockhart Management, Inc.     U.S. Virgin Islands     H.E. Lockhart Management, Inc.

Lockhart Realty, Inc.              U.S. Virgin Islands     Lockhart Realty, Inc.

Red Hook Plaza, Inc.               U.S. Virgin Islands     Red Hook Plaza, Inc.

Fort Mylner Properties, Inc.       U.S. Virgin Islands     Fort Mylner Properties, Inc.

Golden Orange Centers, Inc.        U.S. Virgin Islands     Golden Orange Centers, Inc.

Market Square East, Inc.           U.S. Virgin Islands     Market Square East, Inc.

Sugar Estate Park, Inc.            U.S. Virgin Islands     Sugar Estate Park, Inc.

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